Securities and Exchange Commission
                             Washington, D.C. 20549

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the  Registrant[ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive  Proxy  Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material  Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            American Express Company
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing  Fee (Check the  appropriate  box):
[X] No fee  required
    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which  transaction  applies.

         --------------------------------------------------------------

         2) Aggregate number of securities to which transaction  applies:

         --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------

         4) Proposed maximum  aggregate value of transaction:

         --------------------------------------------------------------

         5) Total fee paid:

         --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ---------------------------------------------------------------

        2) Form,  Schedule or Registration  Statement No.:

        ---------------------------------------------------------------

        3) Filing Party:

        ---------------------------------------------------------------

        4) Date Filed:

        ---------------------------------------------------------------

                 AMERICAN EXPRESS COMPANY
                 200 VESEY STREET
                 NEW YORK, NEW YORK 10285



[LOGO]           --------------------------------------------------------------
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 To Be Held April 28, 1997
                 --------------------------------------------------------------


         The Annual Meeting of Shareholders of American Express Company, a New York corporation, will be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285 (see directions on back cover), on Monday, April 28, 1997 at 10:00 A.M., local time, for the following purposes:

     1.  To elect directors;

     2. To ratify the selection by the Company's Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1997;

     3. To vote upon a proposal to amend and restate the Company's Certificate of Incorporation to eliminate obsolete material;

     4. 5. 6. and 7. To consider and vote upon four shareholder proposals relating to cumulative voting, executive compensation, the CERES Principles and charitable giving, respectively, each of which the Board of Directors opposes; and

     To transact such other business as may properly come before the meeting.

                                             By Order of the Board of Directors:





                                                               STEPHEN P. NORMAN
                                                                   SECRETARY

March 12, 1997

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                  This Statement is printed on recycled paper.

[LOGO]                      AMERICAN EXPRESS COMPANY
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10285


                                                                  March 12, 1997



                                 PROXY STATEMENT

VOTE BY PROXY


      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on Monday, April 28, 1997, and for any adjournment of the meeting. A copy of the notice of the meeting is attached. This proxy statement and form of proxy are first being mailed to shareholders on or about March 12, 1997.


      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to sign and date the enclosed proxy and return it in the enclosed prepaid envelope. Shareholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If a shareholder attends the meeting and desires to vote in person, his or her proxy will not be used.

      The enclosed proxy indicates on its face the number of common shares registered in the name of each shareholder of record on March 10, 1997, including shares enrolled in the Company's Shareholder's Stock Purchase Plan.


      Proxies furnished to employees indicate the number of shares credited to their employee benefit plan accounts. Accordingly, proxies returned by employees who participate in such plans will be considered to be voting instructions to be followed by the plan trustee in voting these shares credited to these accounts.


CONFIDENTIAL VOTING

      As a matter of Company practice, the proxies, ballots and voting tabulations relating to individual shareholders are kept private by the Company. Such documents are available for examination only by the Inspectors of Election and certain employees of the Company's independent tabulating agent engaged in processing proxy cards and tabulating votes. The vote of any individual shareholder is not disclosed to management except as may be necessary to meet legal requirements. However, because all comments from shareholders made on the proxy cards will be forwarded to management, the votes of the commenting shareholders may be revealed.

GENERAL

      Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

      FOR the election of all nominees for directorships named in the proxy statement,

      FOR ratification of the selection of Ernst & Young LLP as independent auditors for 1997,

      FOR the amendment and restatement of the Company's Certificate of Incorporation,

      AGAINST the shareholder proposal relating to cumulative voting,

      AGAINST the shareholder proposal relating to executive compensation,

      AGAINST the shareholder proposal relating to the CERES Principles, and

      AGAINST the shareholder proposal relating to charitable contributions.

      In the event a shareholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification that is made.


      The closing price of the Company's common shares on March 7, 1997, as reported by the New York Stock Exchange Composite Transactions Tape, was $66.75 per share.


      The Company's 1996 Annual Report has been mailed to shareholders in connection with this solicitation. A COPY OF THE COMPANY'S 1996 FORM 10-K, EXCLUSIVE OF CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5005.

COST OF PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile transmission or telegram. The Company has engaged the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

      The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange and other exchanges, for sending proxies and proxy material to the beneficial owners of common shares.

THE SHARES VOTING


      The only voting securities of the Company are common shares, of which there were 472,791,925 shares outstanding as of March 10, 1997, each share being entitled to one vote. To the knowledge of management, no person beneficially owned, as of December 31, 1996, more than five percent of the outstanding common shares of the Company, except as set forth in the table below.

                                       NUMBER OF AMERICAN
           NAMES AND ADDRESSES        EXPRESS COMMON SHARES           PERCENT OF
          OF BENEFICIAL OWNERS         BENEFICIALLY OWNED              CLASS (%)
      ------------------------        ---------------------            ---------
      Warren E. Buffett,                  49,456,900 (1)                 10.5%
      Berkshire Hathaway Inc.
      and subsidiaries
      1440 Kiewit Plaza
      Omaha, Nebraska 68131

      Edward C. Johnson 3d,               47,689,240 (2)                 10.1%
      Abigail P. Johnson and
      FMR Corp.
      82 Devonshire  Street
      Boston,  Massachusetts  02109


-------------
(1) Reflects shares beneficially owned as of December 31, 1996, according to information provided by Berkshire Hathaway Inc. ("Berkshire"). Of the shares shown, 39,005,293 shares were beneficially owned by National Indemnity Company, a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries share voting and dispositive power over the shares shown. Mr. Buffett, his spouse and a trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 41.8% of the outstanding shares of Berkshire. As a result of such ownership and control, Mr. Buffett may be deemed to be the beneficial owner of shares beneficially owned by Berkshire.

     In connection with obtaining the approval of the Board of Governors of the Federal Reserve System to acquire up to 17% of the outstanding voting shares of the Company, Berkshire and the Company have entered into an agreement (effective for such time as Berkshire owns 10% or more of the Company's outstanding voting securities), and Berkshire has made commitments to the Board of Governors, designed to ensure that Berkshire's investment in the Company will at all times be passive. Pursuant to an additional agreement, so long as Berkshire owns 5% or more of the Company's voting securities and Harvey Golub is the Company's Chief Executive Officer, Berkshire and its subsidiaries will vote all Company common shares owned by them in accordance with the recommendations of the Board of Directors of the Company. Subject to certain exceptions, Berkshire and its subsidiaries will not sell Company common shares to any person who owns more than 5% of the Company's voting securities or who seeks to change the control of the Company without the consent of the Company.

(2) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC. According to such Schedule 13G, beneficial ownership was held as follows: sole dispositive power--FMR Corp. ("FMR"), Mr. Johnson and Ms. Johnson - 47,682,740 shares; sole voting power--FMR - 3,474,751 shares, Mr. Johnson - 5,393 shares, and Ms. Johnson - 0 shares; shared dispositive and shared voting power--FMR and Mr. Johnson - 5,000 shares and Ms. Johnson - 0 shares. Of the shares shown, 42,365,609 shares were beneficially owned by FMR's wholly-owned subsidiary, Fidelity Management and Research Company, and 275,400 shares were beneficially owned by Fidelity International Limited ("FIL"). Mr. Johnson and members of the Johnson family form a controlling group with respect to FMR. Approximately 47% of the voting stock of FIL is owned by a partnership controlled by Mr. Johnson and members of his family. Mr. Johnson serves as Chairman of FMR and FIL. As a result of such common ownership and control, FMR may be deemed to be a beneficial owner of the shares owned by FIL. FMR disclaims beneficial ownership of the 275,400 shares beneficially owned by FIL.

VOTE REQUIRED


      The 14 nominees receiving the greatest number of votes cast by the holders of the Company's common shares entitled to vote at the meeting will be elected directors of the Company.


      The affirmative vote of the holders of a majority of all outstanding shares entitled to vote is necessary for the amendment and restatement of the Company's Certificate of Incorporation. The affirmative vote of a majority of the votes cast at the meeting is necessary for the ratification of the selection of auditors and approval of the shareholder proposals.

METHOD OF COUNTING VOTES

      Each common share is entitled to one vote. Votes will be counted and certified by the Inspectors of Election, who are employees of ChaseMellon Shareholders Services, L.L.C., the Company's independent Transfer Agent and Registrar. Under SEC rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors, and approval of the shareholder proposals. However, abstentions are considered in connection with the proposal to amend and restate the Company's Certificate of Incorporation. Because this proposal requires the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention on this proposal will have the same effect as a vote against the proposal. Votes withheld in connection with one or more of the nominees for director will not be counted as votes cast for those nominees.

      The New York Stock Exchange has informed the Company that all of management's proposals are considered "discretionary" items. This means that brokerage firms may vote in their discretion on behalf of their clients if their clients have not furnished voting instructions at least fifteen days prior to the date of the shareholders' meeting. However, each of the shareholder proposals is "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes cast in determining the outcome of the shareholder proposals.

SHAREHOLDERS ENTITLED TO VOTE

      Only shareholders of record at the close of business on March 10, 1997 will be entitled to vote at the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


      The following table sets forth, as of March 10, 1997, common shares of the Company owned by each current director and nominee for director and by all current directors and executive officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. The table also shows the common share equivalent units held by directors under the Directors' Deferred Compensation Plan described on page 11.




                                    NUMBER OF         COMMON SHARES
                                AMERICAN EXPRESS      WHICH MAY BE
NAMES OF DIRECTORS                   COMMON          ACQUIRED WITHIN      COMMON SHARE
   AND NOMINEES                SHARES OWNED (1)(2)     60 DAYS (3)        EQUIVALENTS
------------------              -----------------   -----------------   -----------------
Daniel F. Akerson...............      10,000                 999               2,564
Anne L. Armstrong...............       4,921               6,699               7,978
Edwin L. Artzt..................       4,300                 699                  --
William G. Bowen................       5,880               5,559                  --
Kenneth I. Chenault.............     195,944             273,637                  --
David M. Culver.................      10,322               1,046                  --
Charles W. Duncan, Jr...........      54,341               7,839              23,929
Harvey Golub....................     345,421             896,057                  --
Beverly Sills Greenough.........       3,140               4,419                  --
F. Ross Johnson.................      14,000              10,120                  --
Vernon E. Jordan, Jr............       3,848               6,699              12,593
Jan Leschly.....................          --                  --                  --
Drew Lewis......................      20,000               1,597                  --
Aldo Papone.....................      21,646               4,419                  --
Frank P. Popoff.................       6,420               2,139                  --
All current Directors and
  Executive Officers as a          ---------           ---------            --------
  group (33 individuals) (4)....   1,361,713           3,175,232              47,064

-------------

(1) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 718, 5,115 and 39,575 shares held in their respective employee benefit plan accounts as of February 28, 1997.


     The number of common shares shown includes 2,000 shares held by a trust of which Mr. Popoff is a trustee. The number of common shares shown also includes 1,100 shares held by a trust of which an executive officer is co-trustee and 432 shares owned by children of such executive officer. The number of common shares shown does not include shares as to which the

                                       5

     nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: 400 shares owned by the wife of Mr. Culver, 2,018 shares held by a trust of which Mr. Culver is a co-trustee, 6,060 shares held by Duncan Investors Ltd. of which Mr. Duncan is a partner, 5,855 shares held by a trust of which Mr. Golub's wife is the sole trustee, 2,980 shares owned by a child of Mr. Golub, 14,342 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children and 32,686 shares disclaimed by all current directors and executive officers as a group.

(2) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 95,441, 110,660 and 477,393 shares, respectively, of restricted stock as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2004.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Messrs. Golub and Chenault and all current directors and executive officers as a group hold debentures that are convertible into 11,810, 3,980 and 22,641 shares respectively.

(4)  The  Company's  current  directors  and  executive   officers  as  a  group
     beneficially owned approximately 4.5 million of the Company's common shares as  of  February  28,  1997,  representing  less than  one  percent of  the
     Company's outstanding common shares.


                                  -------------

SHARE OWNERSHIP GUIDELINES FOR DIRECTORS

      The Board of Directors believes that as a matter of governance each director should acquire and maintain a meaningful investment in the Company. Accordingly, the Board of Directors has observed since February 1994 a voluntary share ownership guideline of 10,000 Company shares or share equivalents for each director, such number of shares to be acquired over a five-year period commencing February 1994 or on the date of such director's first election to the Board, whichever is later.

SECURITY OWNERSHIP OF NAMED EXECUTIVES

      The following table sets forth, as of March 10, 1997, beneficial ownership of common shares of the Company by Harvey Golub, Chief Executive Officer of the Company, and each of the four other most highly compensated executive officers of the Company at the end of 1996 (collectively, the "named executives"). Except as described below, each of the named executives has sole voting and investment power with respect to the shares shown.


                                              AMERICAN EXPRESS
                      NUMBER OF AMERICAN        COMMON SHARES
                        EXPRESS COMMON      WHICH MAY BE ACQUIRED   PERCENT OF
 NAME                 SHARES OWNED (1)(2)    WITHIN 60 DAYS (3)      CLASS (%)
 -----                --------------------   --------------------    ----------
H. Golub..............         345,421                896,057            0.26
K. I. Chenault........         195,944                273,637            0.10
G. L. Farr............          65,603                143,332            0.04
J. S. Linen...........         162,083                403,529            0.12
D. R. Hubers..........          52,969                138,804            0.04
-------------

(1) The number of shares owned by Messrs. Golub, Chenault, Farr, Linen and Hubers includes 718, 5,115, 172, 7,618, and 254 shares held in their respective employee benefit plan accounts as of February 28, 1997.

     The number of common shares shown does not include shares as to which Messrs. Golub and Chenault have disclaimed beneficial ownership, as follows: 5,855 shares held by a trust of which Mr. Golub's wife is the sole trustee, 2,980 shares owned by a child of Mr. Golub, and 14,342 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children. The number of common shares owned by Mr. Linen includes 1,100 shares held by a trust of which he is a co-trustee and 432 shares owned by his children.

(2) The number of shares owned by Messrs. Golub, Chenault, Farr, Linen and Hubers includes 95,441, 110,660, 50,000, 19,387 and 10,492 restricted shares, respectively, as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2004.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Messrs. Golub and Chenault hold debentures that are convertible into 11,810 and 3,980 shares, respectively.

                            GOVERNANCE OF THE COMPANY


      The business of the Company is managed under the direction of its Board of Directors. Traditionally, the large majority of directors has consisted of persons who are neither officers nor employees of the Company or any of its subsidiaries. Of the 14 director nominees, only Messrs. Golub and Chenault are employees of the Company or a subsidiary.


      There are currently six standing committees of the Board of Directors. Committee memberships, the number of committee meetings held during 1996 and the functions of those committees are described below.

AUDIT COMMITTEE

      The current members of the Audit Committee are Charles W. Duncan, Jr. (Chairman), Daniel F. Akerson, Edwin L. Artzt, William G. Bowen and Drew Lewis.

      The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, financial and internal control practices of the Company and its subsidiaries. The Committee has general responsibility for reviewing with management the financial and internal controls and the accounting, audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, is informed of their significant audit findings and management's responses thereto, and annually reviews the status of significant current and potential legal matters. In addition, the Committee reviews the scope of the internal auditors' plans each year and the results of their audits. The Committee also receives reports on the U.S. Federal Sentencing Compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct, which is sent periodically to employees of the Company and its subsidiaries around the world, and receives reports as to compliance with the Code. The Committee is also empowered to conduct its own investigations into issues related to the aforementioned responsibilities and to retain independent counsel or outside experts for such purposes.

      During 1996 the Audit Committee met five times.

COMPENSATION AND BENEFITS COMMITTEE

The current members of the Compensation and Benefits Committee are Frank P. Popoff (Chairman), Anne L. Armstrong, Edwin L. Artzt, F. Ross Johnson and Beverly Sills Greenough.

      The Compensation and Benefits Committee consists solely of directors who are not current or former employees of the Company or a subsidiary and oversees incentive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and administers the Company's executive incentive compensation plans for senior executives. The Committee also approves the compensation of certain employees whose salaries are above specified levels and makes recommendations to the Board for approval as required. The Committee conducts an annual review of the performance of the Company's Chief Executive Officer. It also reviews senior management development programs and appraises senior management's performance. The Committee is authorized to hire and regularly consult with independent compensation advisors.

      The Committee represents the Board in discharging its responsibilities with respect to the Company's employee pension, savings and welfare benefit plans. It appoints the members of management who serve on the Employee Benefits Administration Committee and the Benefit Plans Investment Committee, which are responsible, respectively, for the administration of the plans of the Company and for the custody and management of assets of those plans that are funded. The Committee receives periodic reports from the Employee Benefits Administration and Benefit Plans Investment Committees on their activities.

      During 1996 the Compensation and Benefits Committee met five times.

COMMITTEE ON DIRECTORS

The current members of the Committee on Directors are Vernon E. Jordan, Jr. (Chairman), Anne L. Armstrong, David M. Culver and Charles W. Duncan, Jr.

      The Committee on Directors identifies and recommends candidates for election to the Board. It advises the Board on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors, and compensation and benefit programs for non-employee directors. The Committee makes recommendations relating to the duties and membership of committees of the Board.

      The Committee recommends processes to evaluate the performance and contributions of the Board as a whole and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board.


      The Committee also considers candidates who are recommended by shareholders in accordance with the early notification and other requirements set forth on page 39. Any shareholder who wishes to recommend a candidate for election to the Board should submit such recommendation to the Secretary of the Company.


      During 1996 the Committee on Directors met two times.

EXECUTIVE COMMITTEE

The current members of the Executive Committee are Harvey Golub (Chairman), William G. Bowen, David M. Culver, Charles W. Duncan, Jr., Vernon E. Jordan, Jr. and Frank P. Popoff.

      The Executive Committee is empowered to meet in place of the full Board when emergency issues or scheduling makes it difficult to convene all of the directors. The Committee may act on behalf of the Board on all matters permitted by New York State law. All actions taken by the Committee must be reported at the Board's next meeting.

      The Executive Committee held no meetings during 1996.

FINANCE COMMITTEE

      The current members of the Finance Committee are David M. Culver (Chairman), Daniel F. Akerson, F. Ross Johnson, Drew Lewis and Aldo Papone.

      The Finance Committee oversees the investing of the Company's funds, reviews the parameters of investment programs, receives reports on the progress of investment activities and considers strategies as they relate to changing economic and market conditions. The Committee's duties also include responsibility for reviewing with management the capital needs and allocations of the Company and its subsidiaries, including the Company's external and intra-company dividend policies. The Committee also provides consultation on the financial aspects of divestitures, acquisitions, major capital commitments, major borrowings and proposed issuances of debt or equity securities, whether privately or publicly distributed.

      During 1996 the Finance Committee met three times.

PUBLIC RESPONSIBILITY COMMITTEE

The current members of the Public Responsibility Committee are William G. Bowen (Chairman), Beverly Sills Greenough, Vernon E. Jordan, Jr. and Aldo Papone.

      The Public Responsibility Committee reviews and considers the Company's position and practices on issues in which the business community interacts with the public, such as consumer policies, employment opportunities for minorities and women, protection of the environment, purchasing from minority-owned businesses, philanthropic contributions, privacy, shareholder proposals involving issues of public interest, and similar issues, including those involving the Company's positions in international affairs.

      During 1996 the Public Responsibility Committee met three times.

DIRECTORS' FEES AND OTHER COMPENSATION

      Directors who are not current employees of the Company or one of its subsidiaries receive a retainer of $16,000 per quarter with the proviso that directors who attend fewer than 75 percent of the meetings of the Board and committees on which they serve do not receive the fourth quarterly retainer. Each non-employee director who serves as the chairman of one of the Board's standing committees receives an annual retainer of $10,000. Directors do not receive separate fees for attendance at Board or committee meetings. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and shareholder meetings, including those for travel, food and lodging. Directors who are current employees of the Company or a subsidiary receive no fees for service on the Board or Board committees of the Company or any of its subsidiaries.

      In March 1996 the Company amended its Retirement Plan for Non-Employee Directors (the "Retirement Plan"). Pursuant to the amendment, non-employee directors elected to the Board after March 31, 1996 for the first time are not eligible to participate in the Retirement Plan. The Retirement Plan is an unfunded, nonqualified plan that covers directors of the Company whose Board service began on or prior to March 31, 1996 and who are not current or former employees of the

Company or its subsidiaries. Under the Retirement Plan, such non-employee directors who serve at least five full years are eligible to receive, upon their retirement from the Board of Directors, an annual benefit of $30,000. The benefit is payable for a period of years equal to the number of full years of service as a director or until death occurs, whichever is earlier. In addition, the Retirement Plan provides discretion for the Board to grant benefits to any current non-employee director who does not otherwise qualify for a benefit under the Retirement Plan, although no such discretionary grants have been made and none are contemplated.

      The Company also provides each non-employee director with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Non-employee directors are also eligible to purchase $50,000 of additional group term life insurance coverage. In 1996 six non-employee directors purchased such insurance.


      The Company maintains a Deferred Compensation Plan for Directors under which directors may defer all or a portion of their annual compensation in either a cash-based account or in Company Common Share Equivalent Units until retirement or another specified date. A Company Common Share Equivalent Unit is an amount payable in cash which is designed to replicate the value of an investment in an American Express common share, including reinvested dividends. During 1996 deferred amounts credited to the cash-based account earned interest at a rate equivalent to the Moody's Average Corporate Bond Yield, and amounts credited to the Company Common Share Equivalent Units were valued on the basis of the price of the Company's common shares plus reinvested dividend equivalents. At the present time four directors participate in the plan, and their accumulated Common Share Equivalent Units are shown on page 5.

      In 1993 the shareholders of the Company approved a Directors' Stock Option Plan (the "1993 Plan"), which provides for the automatic annual grant to each non-employee director of a nonqualified option to purchase 1,000 common shares of the Company, as of the date of each annual meeting of shareholders at which the director is elected or re-elected. Under the 1993 Plan the option exercise price is 100 percent of the fair market value of a common share on the date of grant. Each option has a ten-year term and generally becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On April 22, 1996 each of the 13 then incumbent non-employee directors (11 of whom are also current nominees for re-election as directors) received options to purchase 1,000 shares at an exercise price of $47.50 per share.


      As part of its overall program to promote charitable giving as a means to enhance the quality of life in the many communities in which the Company's businesses operate, the Company maintains a Directors' Charitable Award Program pursuant to which the Company has purchased life insurance policies on the lives of participating directors and advisors to the Board who previously served as directors. Upon the death of an individual director or advisor, the Company expects to receive a $1 million death benefit, or $500,000 in the case of advisors. The Company in turn expects to donate one-half of the individual death benefit to the American Express Foundation and one-half to one or more qualifying charitable organizations recommended by the individual director or advisor. Individual directors and advisors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company, and benefits paid to the Company's Foundation reduce the amount of funding that the Company provides to the Foundation.

      Messrs. Duncan and Papone serve as directors of American Express Bank Ltd. ("AEB"), for which each receives an annual retainer of $25,000 and fees of $1,000 for attendance at each board meeting. Mr. Duncan also receives an annual retainer of $5,000 as chairman of AEB's Audit Committee and $750 for attendance at each committee meeting.

      Effective December 31, 1990, Mr. Papone retired as Chairman and Chief Executive Officer of American Express Travel Related Services Company, Inc. ("TRS"). During 1996 Mr. Papone served as Senior Advisor and provided consulting services individually and through his firm to the Company and TRS pursuant to two consulting agreements providing for compensation of $18,750 per month under the Company agreement and $250,000 for 1996 under the TRS agreement. These arrangements are expected to continue in 1997. Mr. Jordan is a senior partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. which provided legal services to the Company in 1996 at customary and usual rates. This firm may also provide legal services in 1997.


                              ELECTION OF DIRECTORS


      An entire Board of Directors, consisting of 14 members, is to be elected at the meeting, to hold office until the next Annual Meeting of Shareholders. In the case of a vacancy, the Board of Directors, upon the recommendation of the Committee on Directors, may elect another director as a replacement or may leave the vacancy unfilled. Decisions regarding the election of new directors during the year normally are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former directors. Mr. Culver is retiring as a director of the Company on April 28, 1997 pursuant to the Board's mandatory retirement policies.


      During 1996 the Board of Directors met 9 times and each of the current directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served.

      Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.

      The following information is provided with respect to the nominees for directorships. Italicized wording indicates principal occupation.


DANIEL F. AKERSON           Director since 1995                           Age 48
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, NEXTEL COMMUNICATIONS, INC., a domestic and international digital wireless communications company, March 1996 to present; General Partner, Forstmann Little & Co., an investment banking firm, 1994 to March 1996; Chairman and Chief Executive Officer, General Instrument Corporation, a company engaged in developing technology, systems and product solutions for the interactive delivery of video, voice and data, 1993 to 1995; President and Chief Operating Officer, MCI Communications Corporation, a telecommunications company, 1992 to 1993, Chief Operating Officer 1992, Executive Vice President and Group Executive, 1990 to 1992; Member, Board of Directors, the Business School of the College of William and Mary.


ANNE L. ARMSTRONG           Director since 1983                           Age 69
CHAIRMAN OF THE BOARD OF TRUSTEES, CENTER FOR STRATEGIC AND INTERNATIONAL STUDIES, a non-profit public policy institution, 1987 to present; former Chairman, President's Foreign Intelligence Advisory Board; former United States Ambassador to Great Britain and Northern Ireland; Director, General Motors Corporation, Halliburton Company, Boise Cascade Corporation and Glaxo Wellcome plc.; Member, Board of Overseers, Hoover Institution; Member, Council on Foreign Relations.


EDWIN L. ARTZT             Director since 1994                            Age 66
CHAIRMAN OF THE EXECUTIVE COMMITTEE AND DIRECTOR OF THE PROCTER & GAMBLE COMPANY, a worldwide consumer products company, 1995 to present, Chairman of the Board and Chief Executive Officer, 1990 to 1995; Director, Delta Air Lines, Inc., GTE Corporation, Teradyne, Inc. and Barilla S.p.A.; Member, The Business Council.


WILLIAM G. BOWEN           Director  since 1988                           Age 63
PRESIDENT, THE ANDREW W. MELLON FOUNDATION, a not-for-profit corporation engaged in philanthropy, 1988 to present; former President, Princeton University; Director, Merck, Inc. and Reader's Digest Association Inc.; Member, Board of Trustees, Denison University; Member, Board of Overseers, TIAA-CREF.



KENNETH I. CHENAULT        Candidate for election                         Age 45
PRESIDENT AND CHIEF OPERATING OFFICER, AMERICAN EXPRESS COMPANY, AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., February 1997 to present, Vice Chairman of American Express Company, January 1995 to February 1997; President - USA, American Express Travel Related Services Company, Inc., 1993 to 1995; President, Consumer Card Group, USA, American Express Travel Related Services Company, Inc., 1989 to 1993; Director, Quaker Oats Company, Brooklyn Union Gas Co., the National Collegiate Athletic Association, NYU Medical Center, the Arthur Ashe Institute for Urban Health and the Council on Foreign Relations.

CHARLES W. DUNCAN, JR.     Director since 1981                            Age 70
CHAIRMAN, DUNCAN INTERESTS, 1985 to present; Director, American Express Bank Ltd., The Coca-Cola Company, Newfield Exploration Company, PanEnergy Corporation, United Technologies Corporation and The Robert A. Welch Foundation; Member, International Advisory Board, Elf Aquitaine; Former Chairman of the Board of Governors, Rice University; Member, Council on Foreign Relations.



HARVEY GOLUB             Director since 1990                              Age 58
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS COMPANY, August 1993 to present, President and Chief Executive Officer, February 1993 to August 1993, President, 1991 to 1993, Chairman and Chief Executive Officer, American Express Travel Related Services Company, Inc., 1991 to 1997; Director, American Express Bank Ltd. and Campbell Soup Company; Candidate for election, Dow Jones & Company, Inc.; Director, The New York and Presbyterian Hospitals, Inc.; Member, Board of Trustees, Carnegie Hall, New York City Partnership, New York Chamber of Commerce and Industry and United Way of New York City; Member, President's Commission for the Arts and the Humanities and The Business Roundtable.




BEVERLY SILLS GREENOUGH   Director since 1990                             Age 67
CHAIRMAN, LINCOLN CENTER FOR THE PERFORMING ARTS, 1994 to present; Managing Director, Metropolitan Opera, 1991 to present; former General Director and President, New York City Opera; Director, Time Warner Inc., Human Genome Sciences, Inc. and Lincoln Center Theater, Hospital for Special Surgery, National Society for Multiple Sclerosis; Member, President's Task Force on the Arts.



F. ROSS JOHNSON           Director since 1986                             Age 65
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RJM GROUP, a management advisory and investment firm, 1989 to present; Director, Power Corporation of Canada, Archer Daniels Midland Company, Midland Financial Corp., and Noma Industries Ltd.; former Chairman, Economic Club of New York; Retired Chairman, RJR/Nabisco, Inc.


VERNON E. JORDAN, JR.      Director since 1977                            Age 61
SENIOR PARTNER, AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, 1982 to present; Director, Bankers Trust Company, Bankers Trust New York Corporation, Xerox Corporation, J.C. Penney Company Inc., Dow Jones & Company, Inc., Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation and Union Carbide Corporation; Trustee, Ford Foundation and Howard University.

JAN LESCHLY               Candidate for election                          Age 56

CHIEF EXECUTIVE AND DIRECTOR, SMITHKLINE BEECHAM PLC, developer and marketer of pharmaceuticals, over-the-counter medicines and healthcare services including clinical laboratory testing, disease management and pharmaceutical benefit management, 1994 to present, Chairman, SmithKline Beecham Pharmaceuticals, 1990 to 1994; Director, British Pharma Group and Pharmaceutical Research and Manufacturers Association; Trustee, National Foundation for Infectious Diseases and Member, Emory Business School Dean's Advisory Council.



DREW LEWIS                Director since 1986                             Age 65
FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION PACIFIC CORPORATION, a transportation company, January 1997 to present; Chairman and Chief Executive Officer, 1987 through December 1996; Director, Ford Motor Company, Lucent Technologies Inc., FPL Group, Inc., Gulfstream Corp., Gannett Co., Inc., and Union Pacific Resources Group Inc.


ALDO PAPONE               Director since 1990                             Age 64
SENIOR ADVISOR, AMERICAN EXPRESS COMPANY, 1991 to present; Retired Chairman and Chief Executive Officer, American Express Travel Related Services Company, Inc.; Director, American Express Bank Ltd., Hyperion Software Corporation, Springs Industries, Inc., Body Shop International, Guess?, Inc., Hospital for Special Surgery and The National Corporate Theatre Fund.



FRANK P. POPOFF            Director since 1990                            Age 61
CHAIRMAN OF THE BOARD, THE DOW CHEMICAL COMPANY, a producer of chemicals and chemical products, 1992 to present, Chief Executive Officer, 1987 to 1995, Director, U S WEST, Inc., United Technologies Corp. and Chemical Financial Corporation; Member, Indiana University Foundation, Chemical Manufacturers Association and The Business Council.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee of the Company's Board of Directors (the "Committee") administers the Company's executive officer compensation programs. The Committee is composed entirely of non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. The Committee has access to independent compensation consultants and data.

OVERVIEW AND PHILOSOPHY

      The objectives of the Company's executive compensation programs are to:

      o   Attract, motivate and retain the highest quality executives.

      o Align their financial interests with those of the Company's long-term investors.

      o Inspire them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate Values.

      In furtherance of these objectives, the Company's executive compensation policies and programs are designed to:

      o Focus participants on high priority goals to increase shareholder value.

      o   Reward  American  Express  Quality  Leadership  ("AEQL").  AEQL is the
          Company's total quality management process to meet or exceed the expectations of its three key constituencies: shareholders, customers and employees.

      o Encourage behaviors that exemplify the Company's core Values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship.

      o Assess performance based on results and pre-set goals. Establish goals that link the business activities of each individual and team to the goals of the applicable business unit and the Company.

      o Increase executive stock ownership to promote a proprietary interest in the success of the Company.

EXECUTIVE OFFICER COMPENSATION

      Executive officer compensation includes base salary, annual incentive and long-term incentive awards. The Committee establishes reference points for each of these elements of compensation for every executive officer position. The reference points are compensation guidelines that reflect job responsibility levels within the Company, the need to attract, retain and reward executive talent and external market practices. For 1996, a comparative group of approximately 50 companies was selected with the help of an outside compensation consultant. This sample includes selected major corporations in the Standard & Poor's 500 Index and the Standard & Poor's Financials that compete with the Company in its primary lines of business or for executive talent, or are of comparable size and scope of operations. Market data on comparable jobs from this sample, including the 50th through 75th percentile pay levels, are taken into consideration in establishing reference points and other compensation guidelines. In setting reference points, the Committee may put more emphasis on one or more of the considerations mentioned above (for example, relative job responsibility levels are especially important if reliable closely matched market data are not available for jobs.) Accordingly, reference points may be established at levels within, higher or lower than the 50th to 75th percentile range of the comparative group. Actual compensation is based on the Committee's subjective assessment of Company or business unit performance and individual performance under applicable programs as described below.

      Executive officer base salary merit increases were based upon individual performance and the executive's salary in relation to the reference point established for the executive's position. In 1996, the Committee continued the practice of extending the time interval between merit increases to 18 months or longer, except in the case of a promotion or other job change or where warranted by special circumstances.

      For 1996, annual incentives were paid to the named executive officers and certain other executives pursuant to 1996 awards which specify maximum award amounts for Company performance levels. The award value is determined on a formula basis by application of a performance grid that measures the Company's 1996 return on equity ("ROE") and 1996 growth in earnings per share. (In each case, these amounts exclude gains associated with the disposition of First Data Corporation stock and a restructuring charge.) The Committee retained the discretion to adjust the formula-derived amounts downward after certifying that the performance goals set forth in the grid had been met.

      The Committee exercised its discretion to determine the final value of each 1996 incentive award. The Committee assessed performance against goals and leadership performance, with each of these two categories weighted equally. The goal category included an evaluation of the following performance areas (weighted 50%, 25% and 25%, respectively): increase in shareholder value (e.g., shareholder return, earnings growth and return on equity), customer satisfaction (e.g., customer satisfaction measures, client retention and growth in products and services) and employee satisfaction (e.g., the Company's employee values survey results). The leadership category was evaluated based on the Committee's subjective judgment of leadership performance, including such factors as innovation, strategic vision, marketplace orientation, customer focus, collaboration and change management. The named executive officers were awarded final values ranging from 1.26 to

1.76 times target. For 1996, annual incentive awards for executive officers who did not participate in the 1996 annual incentive awards program were determined in accordance with guidelines which range from 0 to approximately 200% of target based on the goal and leadership performance areas described above.

      Long-term incentive compensation awards are granted annually, and are designed to provide competitive, performance-based compensation that links value to Company, business unit and individual performance over multi-year performance periods. In 1996, the Company's long-term compensation program consisted of Portfolio Grant-VII awards ("PG-VII awards") and ten-year stock option grants. The size and grant value of actual awards were determined by the Committee after reviewing the individual's annual performance, the size of previous awards and relative contributions. The number or value of stock options currently held by an executive is not taken into account in determining the number of stock options granted. The awards were consistent with established reference points.

      The PG-VII awards are long-term performance awards with two components and are payable at the end of a three-year performance period commencing in January 1996 and ending in December 1998. One component is valued based on achievement of specified Company or business unit targets for cumulative earnings (or earnings per share) and average ROE . The second component is valued based on the Company's average daily share price for the 60-trading-day period prior to the date of the Committee's meeting in February 1999. For certain executive officers, minimum performance levels for cumulative earnings (or earnings per share) and average ROE are required for the second component to have any value. In determining the actual final value of the awards, the Committee has retained the discretion to adjust downward the formula values of the awards, after certifying that the performance goals have been met.

      Nonqualified stock option awards were granted to link compensation to the creation of incremental shareholder value. The ten-year nonqualified stock option awards reward executives only to the extent that the Company's share price increases for all shareholders. Each stock option has an exercise price per share set at the fair market value per share as of the grant date. Generally, each option becomes fully exercisable over a period of three years after the grant. The Company has never repriced stock option awards.

      The Committee in its judgment may also grant restricted stock, stock options or other long-term incentive awards to selected individuals for performance not recognized by the annual long-term programs. In addition, the Committee may grant long-term incentive awards or bonuses to recognize special individual contributions or job promotions, to attract new hires from outside the Company or in the case of other special circumstances. The Committee may also accelerate vesting of awards in cases where the circumstances warrant. In 1996, six executive officers, including Messrs. Golub, Chenault and Farr, received restricted stock awards. The Committee made these awards to provide a stock-based retention incentive, and determined the size of the awards based on its subjective assessment of individual performance and leadership. In addition, four executive officers hired from the outside received, as applicable, cash payments, stock options, restricted stock awards and/or Portfolio Grants to offset amounts forfeited from previous employers, and to start their participation in the Company's performance incentive programs.

      The Committee's policy is to structure compensation awards for executive officers that will be consistent with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986 (the "Code"). Section 162(m) limits the Company's tax deduction to $1 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the CEO named in the proxy statement. According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1 million dollar deduction limitation. The Company's policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company's executive compensation programs. However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible. The Company expects that compensation derived from the 1996 annual incentive, Portfolio Grant-VII (other than those granted to new hires) and stock option awards will be excluded from the deduction limitation of Section 162(m) and, therefore, will be fully deductible by the Company. The Company also expects that the compensation derived from the future vesting of restricted stock grants to Messrs. Golub, Chenault and Farr may be subject to this limitation.


      The Company's executive officers also participate in pension, incentive savings, perquisite, deferred compensation and stock ownership programs. Since 1994, the Committee has adopted an annual Pay for Performance Deferral Program. The program permits participants to defer compensation up to a maximum of one times base salary each year. Deferral bookkeeping accounts are established for each participating employee and credited or debited annually with "interest" equivalents according to a schedule based on the Company's ROE as reported in the annual report. Deferred balances are debited or reduced in value if the annual ROE is zero or less for a given year. The Committee may adjust the ROE schedule for major accounting changes, significant changes to the Company's ROE objectives or if the annual rate of return on a 5-year Treasury note becomes less than 4% or greater than 8%. The Committee may delay payments under the program until they are fully deductible under Section 162(m).

      Approximately 175 senior officers are required to comply with stock ownership targets. The ownership levels are equal to a multiple of an officer's base salary on January 1994 or a date following the officer's hire or promotion date. The applicable multiples range from one times to five times base salary, depending on job responsibilities. For Mr. Golub, the multiple is five times his base salary. Restricted stock which has not vested and stock options which have not been exercised do not count toward fulfilling the requirement. Executives are expected to hold stock acquired under the long term program for application toward their stock ownership guidelines except in the case of stock used for the payment of taxes or stock used to finance the cost of an option exercise.

CHIEF EXECUTIVE OFFICER COMPENSATION

      In 1996, Mr. Harvey Golub, Chairman and CEO, earned an annualized base salary of $900,000, which was effective in February 1995. Pursuant to the Committee's practice of extending the time interval between executive officer merit increases, he did not receive an increase in 1996.

      At its February 1997 meeting, the Committee awarded Mr. Golub $1,980,000 as payout of his 1996 incentive award which was 1.65 times the reference point established for the award. As described on page 17, the maximum award value was derived from a formula based on the Company's 1996 ROE of 23.0% and growth in earnings per share of 14.8% (both values exclude the gain from the disposition of First Data Corporation stock and the restructuring charge). The Committee certified that these performance goals had been satisfied. In determining the actual award, the Committee assessed Company performance in 1996, Mr. Golub's personal role in achieving that performance, and the economic and competitive environment in which that performance was achieved.


      In reviewing Mr. Golub's performance in 1996 and determining compensation, the Committee took the following achievements into consideration:

      -- Total shareholder return ("TSR") from price appreciation and paid dividends of 39.8% from year-end 1995 to year-end 1996. This compared to a TSR of 22.9% for companies in the Standard & Poor's ("S&P") 500 Index, 35.1% for the S&P Financials and 28.8% for the Dow Jones Industrial Average (which includes companies in both the S&P 500 Index and the S&P Financials).

      -- Net operating income of $1.74 billion, which was the highest in the Company's history and an increase of 11.2% over 1995. This growth includes an 18% increase in net income for American Express Financial Advisors ("AEFA") and a 13% increase in net operating income for Travel Related Services.

      -- Growth in earnings per share of 14.8% and ROE of 23.0% (values exclude the gain from the disposition of First Data Corporation stock and the restructuring charge), the fourth consecutive year in which the Company met or exceeded its long term financial targets.

      -- The development of a number of new products, services and business lines tailored to specific customer segments including the launch of American Express Financial Direct and the expansion of the services available to small and large businesses.

      -- Opening of the American Express Card network to banks and other issuers, as well as the introduction of new proprietary and network card products in the United States and several other countries. The Company also successfully challenged the policies proposed by VISA to block member banks from issuing American Express Cards in Europe and the Latin America/Caribbean and Asia/Pacific regions.

      -- Strengthening   the  Company's   international   business  and  forging
         alliances and joint ventures with partners in key markets around the world.

      The Committee also took into account some disappointments, including overall revenue growth that was below long-term targets; the inability to regain market share in the Company's core card business; a cost structure that is still too high; weak financial results at American Express Bank; and continued competitive pressures in all of the Company's businesses.

      Overall, the Company continued to make good progress towards implementing its strategy for reestablishing American Express as a growth company and achieving its vision of becoming the world's most respected service brand. Mr. Golub, along with the other members of the Office of the

Chief Executive and other senior executives, has performed an integral role in identifying and developing opportunities for significant growth in financial services and international markets as well as opening the American Express Card network.


      In 1996, the Committee granted Mr. Golub long-term incentive awards consisting of a 10-year non-qualified stock option to purchase 200,000 common shares at fair market value at the date of grant and a PG-VII award with a grant value of $1,000,000. The stock option becomes exercisable in cumulative annual installments of 33 1/3% over three years. The PG-VII award earns value as described on page 18 and is payable after three years. These awards were consistent with the award reference points established by the Committee as described above. The Committee also granted Mr. Golub a special restricted stock award of 35,000 shares. The award vests in equal installments on the second and fourth anniversary of the grant date.


      The three-year performance period for Portfolio Grant V awards granted in February 1994 ended in December 1996. This award was structured to meet the requirements for excluding compensation from the million dollar deduction limitation. At its February 1997 meeting, the Committee certified the results against cumulative earnings per share and average ROE goals of the awards, as well as the average stock price at the end of the period. The Committee approved a total payout of $2,593,906 for Mr. Golub. The payout reflects adjustments approved by the Committee under the terms of the award to take into account three-year financial results and unusual events (including restructuring activities, the Lehman spin-off, gains and losses from dispositions and accounting changes).

                                          COMPENSATION AND BENEFITS COMMITTEE
                                          Frank P. Popoff, Chairman
                                          Anne L. Armstrong
                                          Edwin L. Artzt
                                          Beverly Sills Greenough
                                          F. Ross Johnson

      The following table shows, for the fiscal years ending December 31, 1996, 1995 and 1994, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for services in all capacities.


                           SUMMARY COMPENSATION TABLE


                                   ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                             ------------------------------- -----------------------------------
                                                                    AWARDS(4)         PAYOUTS
                                                              ---------------------  ----------
                                                    OTHER     RESTRICTED             LONG-TERM
 NAME AND PRINCIPAL                                 ANNUAL      STOCK      OPTIONS/  INCENTIVE    ALL OTHER
     POSITION AT                                   COMPENSA-   AWARDS       SARS      PAYOUTS     COMPENSA-
  DECEMBER 31, 1996    YEAR  SALARY($) BONUS($)(2) TION($)(3)   ($)(5)    (# SHARES)   ($)(6)     TION($)(7)
  ----------------     ----  --------  ----------  ----------  --------    --------   ----------  ---------
H. Golub.............  1996  $900,000 $1,980,000    $246,634  $1,618,750   200,000  $ 2,593,906   $324,882
Chairman and Chief     1995   876,923  1,860,000     250,017           0   200,000    2,603,660    378,344
Executive Officer      1994   800,000  2,040,000     236,729           0   228,093    1,799,872    167,474

K.I. Chenault........  1996   550,000    990,000     188,152   1,156,250   110,000    1,129,532    109,717
Vice Chairman          1995   532,692    930,000     202,986     680,000   110,000    1,545,909    177,399
                       1994   475,000    785,000          --     442,498    79,829    1,008,132     69,643

G.L. Farr............  1996   550,000    950,000     175,446   1,156,250   110,000    1,037,551     60,737
Vice Chairman          1995(1)359,615    930,000     137,620   1,728,150   160,000      520,741    962,503
                       1994        --         --          --          --        --           --         --

J.S. Linen...........  1996   550,000    695,000     184,032           0    50,000    1,426,596    233,878
Vice Chairman          1995   550,000    605,000     192,995           0    50,000    1,432,015    421,068
                       1994   550,000    850,000     190,733           0    62,723    1,360,226    142,879

D.R. Hubers..........  1996   425,000    750,000      72,445           0    70,000    1,177,982    112,568
President and Chief    1995   421,154    650,000      55,119           0    70,000    1,174,027    149,787
Executive Officer-     1994   400,000    660,000          --           0    79,829      705,175     79,823
American Express
Financial Corporation

-------------
(1)   Reflects compensation  starting May 1, 1995, the  date Mr. Farr  commenced employment with the Company.
(2)   1996 bonuses were paid pursuant to  1996  incentive  awards  described  on page 17.
(3)   Amounts  reported in  this  column  for 1996  reflect  perquisites,  other personal benefits and amounts reimbursed for the payment of taxes.  Included  is the cost to the  Company  of the  following:  for Mr.
      Golub,  local travel allowance of $71,261 (plus $46,429 for the payment of related taxes) and personal travel expenses of $93,084;  for Mr. Chenault, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes);  for Mr. Farr, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes);  for Mr. Linen,  local travel  allowance of
      $84,661  (plus  $55,159  for the  payment  of  related  taxes) and for Mr.
      Hubers,  flexible  perquisite  allowance  of $35,000 and  personal  travel expenses of $16,050.
(4)   Stock-based  awards  issued  under the 1979 and 1989  Long-Term  Incentive
      Plans  and  outstanding  prior to the 1994  spin-off  of  Lehman  Brothers
      Holdings  Inc.  ("Lehman")  were  adjusted  in May  1994  by a  factor  of approximately  1.1404 to preserve  the economic  value of the awards.  The numbers of shares underlying grants of restricted stock, stock options and the  exercise  prices  of stock  options  shown in the  tables on pages 22 through 25 have been adjusted for the spin-off.


(5) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on the date of grant. Restricted stock holdings as of December 31, 1996 and their fair market value based on the per share closing price of $56.50 on December 31, 1996 were as follows:

                                  NUMBER OF                       VALUE ON
NAME                         RESTRICTED SHARES                DECEMBER 31, 1996
-----                        -----------------                -----------------
H. Golub...............            95,441                         $5,392,417
K.I. Chenault..........            75,791                          4,282,192
G.L. Farr..............            50,000                          2,825,000
J.S. Linen.............            27,940                          1,578,610
D.R. Hubers............            13,913                            786,085

      Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on Company common shares. In 1995 Mr. Farr was awarded 50,000 shares of restricted stock which provided for vesting in equal installments on the first two anniversaries of the date of grant. In 1996 Messrs. Golub, Chenault and Farr were awarded 35,000, 25,000 and 25,000 shares, respectively, of restricted stock which provided for vesting in equal installments on the second and fourth anniversary of the date of grant.


(6) Includes payout of Portfolio Grant V awards ("PG-V awards"). Each PG-V award consisted of two components. Sixty percent of the target value of each PG-V award was allocated to a Financial Incentive component, which was valued based on cumulative earnings and return on equity targets for the business segments of the Company or for the Company on a consolidated basis for the period January 1994 to December 1996. Forty percent was allocated to Stock Incentive Units, which were valued based on the Company's average share price during the 60 trading days prior to February 24, 1997. PG-V awards granted to the named executives (other than Mr.
      Farr) were structured to satisfy requirements for deductibility of "performance-based" compensation under the million dollar deduction limitation. The value of the PG-V award was adjusted by the Committee to take into account three-year financial results and unusual events (including restructuring activities, the Lehman spin-off, gains and losses from dispositions and accounting changes).


(7) Amounts reported under "All Other Compensation" for 1996 include the dollar value of the following:



                                            EMPLOYER
                              PAYMENTS   CONTRIBUTIONS     ABOVE-       VALUE OF
                               UNDER      UNDER PROFIT     MARKET        SPLIT-
                               CAPITAL      SHARING,     EARNINGS ON     DOLLAR
                              PARTNERS    SAVINGS AND     DEFERRED       LIFE
                              I AND II   RELATED PLANS   COMPENSATION  INSURANCE
                              --------   -------------   ------------  ---------

H. Golub ...............      $ 86,800      $ 65,502      $128,431      $ 44,149
K.I. Chenault ..........        39,930        46,840           772        22,175
G.L. Farr ..............             0        13,415             0        47,322
J.S. Linen .............       121,668        48,131        31,673        32,406
D.R. Hubers ............        26,620        37,005        17,298        31,645

     Capital Partners I and Capital Partners II are limited partnerships established by Lehman in 1985 and 1988, respectively. Pursuant to these partnerships, senior officers were offered the opportunity to invest in a portfolio of high risk investments. An affiliate of Lehman is the general partner and invested most of the capital of the partnerships. Amounts reported reflect income distributions and distributions related to the liquidation of assets.

     The  following   table  contains   information   concerning  the  grant  of
nonqualified stock options in tandem with stock appreciation rights (SARs) in 1996 to the named executives:



                                                 OPTION/SAR GRANTS IN 1996
                                                   INDIVIDUAL GRANTS (1)
                                 ---------------------------------------------------------
                                   NUMBER OF    % OF TOTAL
                                  SECURITIES   OPTIONS/SARS
                                  UNDERLYING    GRANTED TO                                     GRANT DATE
                                 OPTIONS/SARS    EMPLOYEES EXERCISE PRICE                        PRESENT
    NAME                          GRANTED (#)     IN 1996      ($/SH)      EXPIRATION DATE     VALUE $(2)
   ------                        -------------  ----------- ------------   ---------------    ------------
H. Golub......................       200,000        2.8%        $46.25          2/26/06         $2,292,000
K.I. Chenault.................       110,000        1.5          46.25          2/26/06          1,260,600
G.L. Farr.....................       110,000        1.5          46.25          2/26/06          1,260,600
J.S. Linen....................        50,000        0.7          46.25          2/26/06            573,000
D.R. Hubers...................        70,000        1.0          46.25          2/26/06            802,200
-------------
(1)   Stock  options were granted in February 1996 to Messrs.  Golub,  Chenault,
      Farr, Linen and Hubers.  Options become  exercisable in cumulative  annual installments  of  33 1/3 percent  per  year  on each  of the  first  three anniversaries of the grant date. These options were granted in tandem with
      SARs.  SARs can be exercised only in very limited  circumstances,  such as when the option is about to expire, when the participant  retires, or, for
      executive   officers,   when  the  related  stock  option   becomes  fully
      exercisable  and then only to the extent of 50% of the underlying  shares.
      Upon  exercise of an SAR, the holder may receive  cash,  common  shares or other  consideration  equal  in  value to (or,  at the  discretion  of the
      Committee, less than the value of) the difference between the option price and  the  fair  market  value  of the  Company's  common  shares,  and the appropriate  portion or all of the related stock option is then cancelled.
      Upon  termination  or  exercise  of  any  stock  option,  any  tandem  SAR automatically terminates.

(2)   These values were calculated as of the grant date using a variation of the
      Black-Scholes   option   pricing   model.   The  model  is  a  complicated
      mathematical   formula   premised   on   immediate    exercisability   and
      transferability  of the options,  which are not features of the  Company's options  granted to  executive  officers and other  employees.  The values shown are theoretical and do not necessarily reflect the actual values the recipients  may  eventually  realize.  Any actual  value to the officer or other  employee  will  depend on the extent to which  market  value of the
      Company's  common shares at a future date exceeds the exercise  price.  In addition to the stock prices at grant and the exercise  prices,  which are
      identical,   and  the  seven-year  term  of  each  option,  the  following assumptions for modeling were used to calculate the values shown: expected dividend  yield (3.1% - the historic  average yield for the most recent 60 months prior to the grant dates),  expected stock price volatility (.23% -
      the most recent volatility for the month-end stock prices of the Company's common shares for the 60 months prior to the grant
                                       24

     dates), and risk-free rate of return (5.9%-equal to the yield on a zero-coupon seven year bond on the option grant dates). The assumptions and the calculations used for the model were provided by an independent consulting firm and are consistent with the assumptions for reporting stock option valuations in the Company's Annual Report to Shareholders.

      The following table sets forth information for the named executives regarding the exercise of stock options and/or SARs during 1996 and unexercised options and SARs held as of the end of 1996:


                   AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                         YEAR-END 1996 OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                           UNDERLYING                  IN-THE-MONEY
                                                    UNEXERCISED OPTIONS/SARS           OPTIONS/SARS
                            SHARES                    AT DECEMBER 31, 1996        AT DECEMBER 31, 1996(1)
                           ACQUIRED        VALUE    --------------------------   ---------------------------
                          ON EXERCISE    REALIZED    EXERCISABLE UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
NAME                          (#)           ($)          (#)          (#)            ($)           ($)
-----                     -----------    --------    ----------- ------------   ------------  ------------
H. Golub.................    119,744    $2,984,861     905,821       409,362     $28,346,843    $7,370,617
K.I. Chenault............     50,862     1,232,922     360,164       209,944      10,944,784     3,592,633
G.L. Farr................          0             0      53,332       216,668       1,169,944     3,467,476
J.S. Linen...............     50,178     1,136,212     389,202       104,242      12,433,434     1,902,969
D.R. Hubers..............     45,616     1,105,754     150,678       143,277       4,288,069     2,582,625
-------------
(1)   Based on the $56.50 closing price of the Company's common shares on the New York Stock Exchange on December 31, 1996.

      The following table sets forth information concerning long-term incentive plan awards made in 1996 to the named executives:


                   LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                                            ESTIMATED FUTURE PAYOUTS
                                                        PERFORMANCE UNDER NON-STOCK PRICE-BASED COMPONENT(1)
                       DOLLAR VALUE($)/                              --------------------------------------
NAME                   NUMBER OF UNITS                   PERIOD(1) THRESHOLD ($)  TARGET ($)    MAXIMUM ($)
-----                  ---------------                   --------- ------------- -----------  -------------
H. Golub........PG-VII $600,000  Financial Incentive      1996-98      $450,000     $900,000    $2,700,000
                       9,282     Stock Incentive Units    1996-98            --           --            --
------------------------------------------------------------------------------------------------------------
K.I. Chenault...PG-VII $360,000  Financial Incentive      1996-98       270,000      540,000     1,620,000
                       5,569     Stock Incentive Units    1996-98            --           --            --
------------------------------------------------------------------------------------------------------------
G.L. Farr.......PG-VII $360,000  Financial Incentive      1996-98       270,000      540,000     1,620,000
                       5,569     Stock Incentive Units    1996-98            --           --            --
------------------------------------------------------------------------------------------------------------
J.S. Linen......PG-VII $285,000  Financial Incentive      1996-98       213,750      427,500     1,282,500
                       4,409     Stock Incentive Units    1996-98            --           --            --
------------------------------------------------------------------------------------------------------------
D.R. Hubers.....PG-VII $285,000  Financial Incentive      1996-98       213,750      427,500     1,282,500
                       4,409     Stock Incentive Units    1996-98            --           --            --
------------------------------------------------------------------------------------------------------------

(1) Reflects PG-VII awards granted to the named executives in February 1996 for the January 1996 to December 1998 performance period.

      Performance Grant awards provide competitive compensation to retain participants in the employment of the Company and incentives toward the achievement of Company and business unit goals that are important to shareholders. Each Performance Grant award contains the two components shown in this table, Financial Incentive and Stock Incentive Units components. The Financial Incentive component will earn value based on achievement of the cumulative earnings (or earnings per share) and average return on equity targets for a business segment of the Company or the Company on a consolidated basis, depending on whether the executive is employed by a business unit or the Company. The threshold, target or maximum amounts may be earned if varying combinations of the pre-established cumulative earnings (or earnings per share) and average return on equity targets are met. The component will not earn value unless minimum levels of these performance measures are achieved during the performance period. Each Stock Incentive Unit will earn value equal to the average of the high and low sales prices of the Company's common shares for the 60 trading days prior to the Committee's meeting in February 1999. Minimum performance levels for cumulative earnings and return on equity are required for the Stock Incentive Units of the PG-VII awards to have any value. The Committee has the discretion to make adjustments downward only to the sum of the value of both components based on its assessment of Company, business unit and individual performance.

      PG-VII awards  granted to the  Company's  executive  officers,  except for awards to two  executive  officers  not named in the table who  joined the
      Company in the latter half of 1996, were structured to satisfy requirements for deductibility of "performance-based" compensation under the Million Dollar Cap. Regulations applicable to the Million Dollar Cap permit the value produced by these goals to be adjusted downward only. The threshold, target and maximum estimated future payouts for the Financial Incentive component of each PG-VII award were established as multiples of the dollar grant value of the component to provide the Committee with flexibility to adjust downward the values produced by both components of the award and still maintain the deductibility of payments. The final value of the awards (including downward adjustments) will be determined by the Committee based on its assessment of factors such as Company, business unit and individual performance for the 1996-98 performance period.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Financials over the same period assuming the investment of $100 in the Company's common shares, the S&P 500 Index and the S&P Financials on December 31, 1991 and the reinvestment of all dividends. On May 31, 1994 the Company distributed to shareholders all of the common stock of Lehman owned by it as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG AMERICAN EXPRESS COMPANY, S&P 500 INDEX AND S&P FINANCIALS

[The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.]

Value of Investment


--------------------------------------------------------------------------------
  Year-End Data          1991      1992     1993    1994      1995      1996
  -------------          ----      ----     ----    ----      ----      ----

American Express ...   $100.00   $125.40  $161.20  $181.30   $258.80   $361.80

S&P 500 Index ......   $100.00   $107.60  $118.40  $120.00   $165.00   $202.70

S&P Financials .....   $100.00   $123.30  $136.90  $132.20   $203.40   $274.70
--------------------------------------------------------------------------------

PENSION BENEFITS

      The Company maintains the American Express Retirement Plan (the "Retirement Plan"), which provides benefits for eligible employees. Through June 30, 1995 the Retirement Plan was structured as a traditional, defined benefit plan. Effective July 1, 1995, the present value of accrued benefits under the Retirement Plan was converted to a cash balance formula. In addition, the IDS Retirement Plan, another traditional defined benefit plan maintained by American Express Financial Corporation, was merged effective July 1, 1995 into the American Express Retirement Plan and the benefits under the IDS plan were similarly converted.

      Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon a percentage (the "Applicable Percentage") of the participant's base salary plus bonus paid in the current pay period ("Pensionable Earnings"). The applicable percentage is determined by the age and years of service of the participant with the Company and its affiliates as of the end of the current calendar year. The following table shows the Applicable Percentage used to determine credits at the age and years of service indicated.

                       SUM OF AGE PLUS
                       YEARS OF SERVICE       APPLICABLE PERCENTAGE
                        --------------        --------------------
                        Less than 35                 2.50%
                        35-44                        3.25
                        45-59                        4.25
                        60-74                        5.75
                        75-89                        8.00
                        90 or more                  10.00

      As of January 1, 1997 the sum of age plus years of service for Messrs. Golub, Chenault, Farr, Linen and Hubers was 72, 62, 58, 82 and 87, respectively.

      In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular year is based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5 percent. The maximum rate is 10 percent or the annual maximum interest rate set by the U.S. government for determining lump sum values, whichever is less. For 1996 the interest rate was 5.78%, and is 6.13% for 1997.

      At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity for the entire benefit under the Plan. Participants may choose a separate form of payment of the portion of the benefit accrued before July 1, 1995 if the individual participated in the Retirement Plan or a predecessor plan before July 1, 1995. Annuity payment options available before July 1, 1995 are available for this portion of the benefit.

      The table below sets forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity at age 65 under the Retirement Plan and the American Express Supplemental Retirement Plan (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is an unfunded, non-qualified deferred compensation arrange-ment that primarily provides benefits that cannot be payable under a qualified plan like the Retirement Plan because of the maximum limitations imposed on such plans by the Code. The projections contained in the table are based on the following assumptions: 1) employment until age 65 at base salaries in effect at December 31, 1996 with no increase in salary; 2) annual bonuses equal to the average bonus over the last five years (1992 through 1996) for Messrs. Golub, Linen and Chenault; the 1996 bonus for Mr. Farr, and the average of 1994, 1995 and 1996 bonuses for Mr. Hubers; 3) interest credits at the actual rates, 6.96% for 1995, 5.78% for 1996, and 6.13% for 1997, and the minimum rate of 5% for 1998 and later years; and 4) the conversion to a straight life annuity at normal retirement age is based on an interest rate of 7% and the 1983 Group Annuity Mortality table, which sets forth generally accepted life expectancies. Prior to May 1, 1985 the Company maintained the American Express Funded Pension Plan (the "Funded Pension Plan"), which was terminated effective April 30, 1985. In accordance with applicable federal law, all benefits under the Funded Pension Plan accrued to the date of termination became fully vested and nonforfeitable. Paid-up annuities were purchased from an insurance company to cover vested accrued benefits, except for nominal amounts of vested accrued benefits distributed in cash. Messrs. Linen and Chenault received past service credit for the periods during which they were covered by the Funded Pension Plan for purposes of determining the Applicable Percentage. The table sets forth separately the annual benefit payable by the insurance company as a single life annuity at age 65 to Messrs. Linen and Chenault.

                                RETIREMENT PLAN AND              ANNUAL BENEFITS
                           SUPPLEMENTAL RETIREMENT PLAN            PAYABLE BY
EXECUTIVE OFFICER            ESTIMATED ANNUAL BENEFITS          INSURANCE COMPANY      TOTAL ANNUAL BENEFITS
---------------            ----------------------------        ------------------      ----------------------
H. Golub...................            $378,890                             0                  $378,890
J.S. Linen.................             640,386                        65,508                   705,894
K.I. Chenault..............             420,119                         5,747                   425,866
G.L. Farr..................             102,251                             0                   102,251
D.R. Hubers................             265,846                             0                   265,846

      At the time of Mr. Golub's employment by the Company in 1983, the Company entered into a separate unfunded, non-qualified deferred compensation arrangement with him. Under this arrangement, at the time of his retirement, the Company will calculate the annual pension benefits that would have been payable to him had he commenced participation in the Retirement Plan and the Supplemental Retirement Plan effective November 1, 1978 (which includes an additional five years of service above his actual service with the Company (six years) and American Express Financial Corporation (seven years)) in order to compensate him for benefits he forfeited on termination of his previous employment. For purposes of this arrangement Mr. Golub's opening cash balance account value and the ongoing Applicable Percentage were calculated based upon an additional five years of service. The Company will pay to Mr. Golub an amount on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service under these Plans.

      In 1995 the Compensation and Benefits Committee approved an unfunded, non-qualified arrangement for Mr. Farr. The arrangement provides for an additional service credit of five years upon the completion of five years of actual service. At the end of five years of service, eligibility for pension benefits and the value of pension benefits will be determined using a hire date five years prior to actual date of hire. The Company will pay to Mr. Farr an amount on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service under these plans.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

      During 1993 the Compensation and Benefits Committee and the Board of Directors adopted a uniform policy for severance arrangements applicable to senior management (including the named executives) of the Company, effective January 1, 1994. In addition, in 1994 the Committee and the Board adopted certain arrangements applicable to senior management and other employees that would be effective upon a change in control of the Company.

      Under the severance policy, in the event that the Company terminates the employment of participating officers for reasons generally other than misconduct, or in the event of a termination by mutual agreement, the officer would be entitled to receive severance payments in installments over a period not to exceed two years, subject to the execution of an agreement and compliance with certain restrictive covenants, including a covenant not to compete or solicit customers or employees, a nondisclosure covenant and a release of claims. If the officer does not comply with these covenants following termination of employment, severance payments will be subject to forfeiture or recovery by the Company. For each named executive officer, the amount of severance will equal two years' base salary at the then current rate and two times the amount of bonus approved for the executive for the prior year.

      Senior management of the Company, including the named executives, would be entitled to receive the same amount of severance in a lump sum (subject to compliance with certain of the above covenants) if, within two years following a change in control of the Company, the officer resigns for good reason or is terminated by the Company for reasons generally other than willful misconduct or conviction of a felony (the "Termination Conditions"). Good reason means certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in the officer's position. A change in control includes the acquisition of beneficial ownership by certain persons of 25% or more of the Company's common shares or all outstanding voting securities of the Company, the current Board members of the Company cease to constitute a majority thereof (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or certain events relating to reorganizations, mergers, consolidations, liquidations or sales of all or substantially all of the Company's assets.

      If either of the Termination Conditions is met, senior officers, including the named executives, would also receive a pro rata bonus for the year in which the officer is terminated, based on the average of the bonuses paid to the officer for the two years prior to a change in control. The Company would also transfer to the officers the policies under the Company's Key Executive Life Insurance Plan, which currently provides coverage equal to four times annual base salary up to a maximum of $1,500,000. Upon a change in control, the Company would fully fund accrued benefits under the

Company's Supplemental Retirement Plan with a lump sum contribution to a trust. If a termination described above occurs within one year following a change in control, such officers would be entitled to an additional benefit under the Supplemental Retirement Plan as though they had been credited with an additional two years of service and age under the American Express Retirement Plan (or one year of credit if the termination occurs between one and two years following a change in control). Upon a change in control, participants in the Company's deferred compensation plans, including the Pay for Performance Deferral Program, would receive an additional credit to their accounts of an amount equal to two years of interest based on the rate for the year prior to the change in control and a lump sum payment of their balances in these plans. Upon a change in control, outstanding stock options and restricted stock awards issued to participants under the Company's 1979 and 1989 Long-Term Incentive Plans (other than certain options issued outside of the U.S.) would immediately vest. If either of the Termination Conditions is met, outstanding Portfolio Grant awards under the 1989 Plan would immediately vest and a pro rata amount would be paid based on an award period ending on the date of termination of employment. Generally, to the extent necessary to avoid the disallowance of the deductibility of payments or benefits under the plans or programs described above, such payments or benefits will be reduced to a level such that they will not constitute "parachute" payments within the meaning of Section 280G of the Code.


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

      In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

      From time to time, executive officers and directors of the Company and their associates may be indebted to certain subsidiaries of the Company under lending arrangements offered by those subsidiaries to the public. For example, such persons may during the past year have been indebted to American Express Centurion Bank for balances on the Optima Card and may be similarly indebted to other subsidiaries of the Company during 1997. Such indebtedness is in the ordinary course of the Company's business, is substantially on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons, and does not involve a more than normal risk of collectibility or present other features unfavorable to the Company. The Company and its subsidiaries and affiliates, in the ordinary course of business, may have individuals in their employ who are related to executive officers or directors of the Company. These individuals are compensated commensurate with their duties. In addition, such executive officers, directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Company and its subsidiaries, such as travel, insurance and investment services, on terms similar to those extended to employees of the Company generally.

      In the ordinary course of business, the Company and its subsidiaries maintain various arm's-length relationships with Berkshire Hathaway Inc. ("Berkshire"), FMR Corp. or companies in which they have substantial equity positions, including the relationships described below. Some of these companies are service establishments that accept the American Express Card for charges for goods and services and pay TRS fees when the Card is used and may enter into joint marketing arrangements from time to time. TRS provides Corporate Card and travel services to a number of these companies and receives fees for these products and services. A company in which Berkshire has a substantial equity position is a participating airline in TRS' Membership Rewards program and receives payments from TRS in connection with such participation. The Company and its subsidiaries also engage in banking, finance, foreign exchange, advisory, securities brokerage or other commercial transactions with companies in which Berkshire has a substantial equity position and pay or receive fees in connection with these transactions.

      In 1996 the Company entered into a transaction with a firm in which Berkshire has a substantial equity position to hedge a portion of its position in shares of First Data Corporation common stock. The Company purchased 2,530,000 put options with a weighted average strike price of $66.36 and sold 2,530,000 call options with a weighted average strike price of $70.34. The Company paid to this firm a net premium of approximately $3,300,000 upon entering into the transaction and approximately $19,988,000 upon settlement of the transaction.

      During 1996, in connection with its ongoing program of repurchasing Company shares, the Company purchased a total of 195,000 Company common shares from Fidelity Capital Markets, a subsidiary of FMR. The average price paid per share was $44.59, reflecting the prevailing open market prices at the time of purchase. The Company also paid a brokerage commission of four cents per share.


      In 1983 the shareholders of the Company approved the adoption of the Stock Purchase Assistance Plan ("SPAP") with the purpose of encouraging members of senior management to increase their proprietary interest in the future performance of the Company by providing full recourse loans to key employees for exercising stock options (and/or for paying any taxes in respect thereof) or for buying Company common shares at fair market value from the Company or in the open market. The SPAP is administered by the Compensation and Benefits Committee or its delegate. The maximum aggregate borrowing authority under SPAP is presently $30 million. Under the terms of SPAP, eligible key employees (approximately 175 persons, including those named in the Summary Compensation Table on page 22) may borrow a maximum of 300 percent of their respective annual base salaries, provided that such persons furnish sufficient collateral under guidelines established from time to time by the Committee (presently 100 percent of the amount of the loan on the date of grant). Such loans currently have five-year maturities, bear interest payable quarterly at a variable rate of two percentage points below the prime rate of a major New York City bank, and are payable in full upon the occurrence of certain events, including termination of employment. Based on the current prime rate, such loans bear interest at the rate of 6.25 percent per annum. During 1996 Mr. Hubers had a maximum amount outstanding under SPAP of $205,318. As of March 10, 1997 Mr. Hubers' indebtedness was the same. For all executive officers as a group, the maximum aggregate amount outstanding during 1996 under SPAP was $493,982, and as of March 10, 1997 the aggregate amount outstanding was the same.


      Shareholder derivative actions were brought in 1990 and 1991 in state and federal court against the then current directors, certain former directors and certain former officers and employees of the

Company. The state court action alleged that the defendants breached their duty of care in managing the Company, purportedly resulting in losses and in the Company's payment of $8 million in July 1989 to certain charities agreed to by the Company and Edmond J. Safra. The federal court actions were dismissed and the state court actions were settled.


                              SELECTION OF AUDITORS

      The Board of Directors recommends to the shareholders their ratification of its selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1997. The following resolution will be offered at the shareholders' meeting:

      RESOLVED, that the appointment by the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1997 is ratified and approved.

      In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      Ernst & Young LLP or a predecessor firm has been serving as the Company's independent auditors since 1975. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. The Company paid Ernst & Young LLP the sum of $10.5 million for the firm's 1996 annual examination of the financial statements of the Company and its subsidiaries.

      A representative of Ernst & Young LLP will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                   PROPOSAL TO AMEND AND RESTATE THE COMPANY'S
                          CERTIFICATE OF INCORPORATION


      On February 24, 1997 the Board of Directors of the Company approved and recommended for submission to shareholders an amendment to the Company's Certificate of Incorporation to delete the provisions relating to three series of preferred stock which are no longer outstanding. The amendment also updates the address of the Company's statutory agent for service of process. The purpose of the amendment and restatement is solely to streamline and simplify the Company's Certificate of Incorporation in a single certificate that supersedes the current certificate and all subsequent amendments.


      The Company's Certificate of Incorporation currently contains the terms of three series of preferred stock, all of which have been redeemed or converted into common stock since their issuance and are no longer outstanding. The terms of each series are contained in lengthy certificates of amendment which were added to the Company's Certificate of Incorporation at the time of issuance. The Company's Certificate of Incorporation currently contains over 45 pages of this obsolete mate-rial which the proposed amended and restated Certificate of Incorporation would eliminate. It would not, however, change any of the existing rights or powers of shareholders or the capitalization of the Company. Nor would it change the ability of the Board to create and issue additional series of preferred stock in the future without shareholder approval.

      A copy of the proposed amended and restated Certificate of Incorporation appears as Exhibit A to this proxy statement.

ACCORDINGLY,  YOUR  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE  FOR THE  FOLLOWING
RESOLUTION:

      RESOLVED, that the Company's Certificate of Incorporation be amended and restated substantially as set forth in Exhibit A to the Company's Proxy Statement dated March 12, 1997, and that the Chairman, any Vice Chairman, any Executive Vice President and the Secretary of the Company be and they hereby are authorized to execute and file a Restated Certificate of Incorporation of the Company pursuant to the Business Corporation Law of the State of New York and to do all acts and things necessary in connection therewith.

                              SHAREHOLDER PROPOSALS

      Management receives proposals during the year from shareholders, some of which may be either implemented by management or withdrawn by the proponent after review and discussion and therefore need not be presented to shareholders in the proxy statement.

      Other resolutions from shareholders, such as the ones presented below, are regarded by management as being not in the best interests of the Company and its shareholders, and are presented to the shareholders for a vote.
SHAREHOLDER PROPOSAL 1

      Mr. John J. Gilbert and/or Ms. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, record owners of 360 shares and representing additional family interests of 266 shares, will cause to be introduced from the floor the following resolution:

      "RESOLVED: That the stockholders of American Express Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

      "Continued strong support along the lines we suggest were shown at the last annual meeting when 25.1%, approximately 3,250 owners of 81,456,870 shares, were cast in favor of this proposal. The vote against included approximately 3,316 unmarked proxies.

      A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

      The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

      We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carryout the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

      When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

      Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

      Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares, cumulative voting applies, which does in the latter company.

      In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

      If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain".

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Similar proposals with respect to cumulative voting have been presented by the proponent at many of the Company's previous Annual Meetings and have been rejected by the shareholders each time. Your management remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the interests of all shareholders, as opposed to the interests of special interest groups.

      Cumulative voting is one of those issues that has the appearance of fairness, but in reality would serve the interests of special interest groups. It would make it possible for such a group to elect one or more directors beholden to the group's narrow interests. This would introduce the likelihood of factionalism and discord within the Board and may undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the `stacking' of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents the shareholders as a whole.

      Avoidance of the destructive potential of cumulative voting is key to the Company's goal of promoting shareholder value. The size and diversity of the Company require a cohesive group of directors able to work together effectively for the benefit of all shareholders.

SHAREHOLDER PROPOSAL 2

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N. W., Suite 215, Washington, D.C. 20037, record owner of 148 common shares, had advised the Company that she plans to introduce the following resolution:

      RESOLVED: "That the shareholders recommend that the Board take the necessary step that American Express specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

      REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

      "If you AGREE, please mark your proxy FOR this proposal".
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Company believes that the foregoing proposal serves no useful purpose. It is not the Company's practice to grant employment contracts to its executive officers. No current executive officer has an employment contract and the Company has no present intention to grant them in the future. This is because the Company believes that the jobs of executive officers should be dependent upon performance and not secured by employment contracts.

      Moreover, the Company believes that the compensation disclosure requirements of the Securities and Exchange Commission ("SEC") are sufficiently comprehensive and detailed to provide shareholders with the information they need to make informed investment and voting decisions. Going forward, the Company will look to the SEC rather than to the proponent for guidance on what is meaningful disclosure in the area of executive compensation.

SHAREHOLDER PROPOSAL 3

      The Ministers and Missionaries Benefit board of the American Baptist Churches, the American Baptist Foreign Mission Society and the American Baptist Home Mission Society, located at P.O. Box 851, Valley Forge, PA 19482, together holding 57,800 shares, have advised the Company that they plan to introduce the following proposal: WHEREAS WE BELIEVE:

      Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

      Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

      Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

WHEREAS:

      The Coalition for Environmentally Responsible Economies (CERES) - which includes shareholders of this Company; public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun [Sunoco], General Motors, H.B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitments to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; `value-added' for the company's environmental initiatives;

      In endorsing the CERES Principles, a company commits to work toward:

1. Protection of the biosphere                 6. Safe products and services
2. Sustainable natural resource use            7. Environmental restoration
3. Waste reduction and disposal                8. Informing the public
4. Energy Conservation                         9. Management commitment
5. Risk reduction                             10. Audits and reports


      [Full text of the CERES Principles, and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel; (617) 451-0927]

      CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

      RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

      Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.
                                       37

      Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:


      Management has had several meetings with  representatives  of CERES. These meetings were  constructive  and  informative,  and  management  agrees with the sentiments underlying the proponents' proposal, that is, that corporations should conduct their businesses as responsible stewards of the environment. However, management recommends a vote against the proposal because it believes that the environmental practices and principles followed by the Company adequately address the environmental issues raised by the CERES Principles and effectively demonstrate the Company's commitment to sound environmental practices. The Company's policies relating to management of corporate facilities and the operation of the Company's businesses mandate a number of the same safeguards, recycling programs, emission controls, energy conservation, hazardous materials reduction and other steps contemplated by CERES. In addition, there are fees and expenses involved in joining the CERES organization. Accordingly, the Company feels that endorsement of the CERES Principles would be largely redundant and not add value to the Company's shareholders.


SHAREHOLDER PROPOSAL 4

      Mr. Thomas Strobhar of 4165 Meadowcroft Road, Dayton, Ohio 45429, owner of 100 shares, intends to present the following resolution:

      "WHEREAS, corporate charitable contributions should serve to enhance shareholder value.

      WHEREAS, the company makes contributions to groups that engage in controversial activities.

      WHEREAS, support of these groups has resulted in consumer boycotts of the company's products and services. These boycotts have possibly negatively impacted sales, earnings, and ultimately shareholder value.

      THEREFORE, be it resolved that the Shareholders request the Board of Directors of the corporation to refrain from making any charitable contributions. Money normally allocated for such purposes could be distributed in a special "charitable" dividend payable to the individual owners of the company. It could be suggested they give it to the charity of their choice."

                              SUPPORTING STATEMENT

      Charitable giving is most beneficial to society when it is done by individuals and not by corporate entities or the federal government. Shareholders entrust their money to American Express to get a good return, not to see it given to someone else's favorite charity. Gifts to the abortion-performing group, Planned Parenthood, or groups promoting same sex marriages can produce large amounts of bad will toward the company. Let's hear it for choice - the choice of individual shareholders to decide where their money should be given.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Management disagrees with the proponent's assertion that corporate entities should not make charitable grants. Management believes that corporate support of deserving charitable causes is not only a worthwhile end in itself but is a means of furthering the Company's business interests. In recent years, the Company has conducted several successful marketing programs related to charitable causes, such as the recent "Share our Strength" campaign. These programs have directly benefited the Company through increased use of the American Express Card and by promoting the economic and social stability of the communities in which we conduct business.

      In addition to depriving the Company of the bottom-line benefits of charitable contributions, the proposal is also impractical to implement. In 1996, the Company distributed $22 million worldwide, approximately 1.3% of the Company's net after-tax income of $1.7 billion. If a $22 million dividend were declared on the Company's approximately 473 million outstanding shares, the special charitable dividend would come to approximately 21.5(cent) per share, an impracticably small amount for most individuals to redistribute effectively to charities of their choice.
                                     * * * *

NOMINATIONS, OTHER BUSINESS AND DEADLINE FOR SHAREHOLDER PROPOSALS

      Under an amendment to the Company's By-Laws adopted in July 1994, nominations for director may be made only by the Board or a Board committee or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may nominate a candidate for election as a director at an annual meeting of shareholders only by delivering notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the earlier of the date the Company's notice of the meeting is first given or announced publicly. With respect to a special meeting called to elect directors because the election of directors is not held on the date fixed for the annual meeting, a shareholder must deliver notice not later than the tenth day following the earlier of the date that the Company's notice of the meeting is first given or announced publicly. Any shareholder delivering notice of nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

      The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may bring business before an annual meeting only by delivering notice to the Company within the time limits described above for delivering notice of a nomination for the election of a director at an annual meeting. Such notice must include a description of and the reasons for bringing the proposed business before the meeting, any material interest of the shareholder in such business and certain other information about the shareholder. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

      A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Secretary of the Company. The Company's 1998 Annual Meeting of Shareholders will be held on April 27, 1998. Shareholders who intend to present a proposal for action at that meeting to be included in the Company's proxy statement must submit their proposals to the Secretary of the Company on or before November 12, 1997.

                   DIRECTORS AND OFFICERS LIABILITY INSURANCE

      The Company has purchased a directors and officers liability insurance policy from Aetna Casualty and Surety Company which provides coverage for directors and elected and appointed officers of the Company and its subsidiaries in certain situations in which the Company or its subsidiaries are not permitted to indemnify directors or officers under applicable law. For situations where the Company or its subsidiaries are permitted to indemnify directors or officers, the Company has purchased an insurance policy from Amexco Insurance Company, a wholly-owned subsidiary of the Company. The Company has also purchased excess coverage from Lloyd's, Aetna Casualty and Surety Company, Reliance Insurance Company, CNA Insurance Company, Zurich Insurance Company, Federal Insurance Company and A.C.E. Insurance Company (Bermuda) Ltd. The inception date of these policies is March 31, 1996. These policies insure the Company and its subsidiaries for amounts they are permitted to pay as indemnification to directors or officers for legal fees or judgments, and also insure the officers and directors for situations in which the Company is not permitted to provide indemnification. The annualized premiums for these policies were approximately $1.7 million in 1996. Each major subsidiary pays its proportionate share of the premium. The current policies are due to expire on March 31, 1997, and similar coverage is expected to be renewed.

      The Company has also obtained an insurance policy, dated March 31, 1996, from National Union Fire Insurance Company of Pittsburgh which provides coverage for directors and employees who are fiduciaries of the Company's employee benefit plans against expenses and defense costs incurred as a result of alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company has also purchased excess coverage from Zurich Insurance Company. This policy is also dated March 31, 1996. The annualized premium for these policies in 1996 was approximately $151,200.


      In accordance with the indemnification provisions of the Company's By-Laws, in 1996 and early 1997 the Company advanced approximately $50,000 in legal fees and expenses on behalf of the Company's current and former directors and officers in connection with the derivative actions described on pages 32 and 33 of this proxy statement.


                                     * * * *

      Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain shareholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

      You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided for such purpose. Prompt return of your proxy may save your Company the expense of a second mailing.

      We encourage all shareholders to attend the Annual Meeting of Shareholders on April 28, 1997. If you will need special assistance at the meeting because of a disability or if you desire this document in an alternative accessible format, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285-5005. Because space may be limited, we hope that registered shareholders will give us advance notice of their plans by marking the box provided on the proxy card.

                                                                    HARVEY GOLUB
                                            Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                                    PROPOSED
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            AMERICAN EXPRESS COMPANY


                              --------------------

SECTION 1. NAME

      The name of the corporation is "AMERICAN EXPRESS COMPANY."

SECTION 2. PURPOSES

      The purposes for which the corporation is formed are:

      1. To continue to conduct and carry on the business heretofore conducted and carried on by American Express Company.

      2. To engage in any lawful act or activity for which corporations may be organized under New York Business Corporation Law, and in furtherance of the foregoing purposes to exercise all powers now or hereafter granted or permitted by law, including, without limitation, the powers specified in the New York Business Corporation Law.

      Notwithstanding the foregoing, the corporation will not engage in any acts or activities requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

SECTION 3. OFFICE

      The office of the corporation within the State of New York is to be located in the City and County of New York.

SECTION 4. AUTHORIZED SHARES

      1. The aggregate number of shares of all classes which the corporation shall have the authority to issue is 1,220,000,000 shares, consisting of 20,000,000 preferred shares of the par value of $1.66 2/3 each and 1,200,000,000 common shares of the par value of $.60 each.

      2. No holder of common shares or of preferred shares of any series shall have any preemptive or preferential right to purchase or subscribe to any shares of any class or series of the corporation, whether now or hereafter authorized, or to any obligations or other securities convertible into or exchangeable for shares of the corporation or carrying options or rights to purchase shares of any class or series whatsoever, nor any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may, from time to time, determine or as may be specified in any certificate of amendment of this certificate of incorporation, and at such price or prices and at such rate or rates as the Board of Directors may from time to time fix pursuant to the authority conferred by the provisions of this Section 4; and any shares or obligations or other securities which the Board of Directors may determine to offer for subscription to the holders of shares may, as the Board shall determine, be offered exclusively either to the holders of preferred shares or any one or more series thereof or to the holders of common shares, or partly to the holders of preferred shares or any one or more series thereof and partly to the holders of common shares, and in such case in such proportions as between such classes and series as the Board of Directors in its discretion may determine.

      3. Subject to the foregoing, the designations and the relative rights, preferences and limitations of the shares of each class, and the authority hereby vested in the Board of Directors of the corporation to establish and to fix the numbers, designations and relative rights, preferences and limitations of series of preferred shares, are as follows:

      a. The preferred shares may be issued from time to time by the Board of Directors in one or more series and, subject only to the provisions of this Section 4 and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series, and by filing a certificate of amendment pursuant to the Business Corporation Law of the State of New York, to establish or change the number of shares to be included in each such series and to fix the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (1) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of preferred shares shall not exceed the aggregate number of preferred shares authorized above);

            (2) the  times at which and the  conditions  under  which  dividends shall be payable on shares of such series, the annual dividend rate thereon, whether dividends shall be cumulative and, if so, from which date or dates, and the status of such dividends as participating or non-participating;

            (3) whether the shares of such series  shall be  redeemable  and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (4) the  obligation,  if any, of the corporation to retire shares of such series pursuant to a sinking fund or redemption or purchase account;

            (5) whether the shares of such series shall be convertible  into, or exchangeable for, shares of any other class or classes or shares of any series of any class, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment thereof, if any;

            (6) whether the shares of such series shall have voting  rights,  in addition to the voting rights otherwise provided in this certificate of incorporation or by law, and, if so, the terms of such voting rights;

            (7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; and

            (8) any other relative rights, preferences and limitations of such series.

      b. All preferred shares shall be of equal rank with each other regardless of series. In case the stated dividends and the amounts payable on liquidation are not paid in full, the preferred shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by the way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

      The preferred shares of any one series shall be identical with each other in all respects except as to the dates from which cumulative dividends, if any, thereon shall be cumulative.

      c. Subject to the rights of the preferred shares, dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefor.

      d. Upon any liquidation, dissolution or winding up of the affairs of the corporation (which shall not be deemed to include a consolidation or merger of the corporation, or the sale of all or substantially all of the corporation's assets, into, with or to any other corporation or corporations), whether voluntary or involuntary, and after the holders of the preferred shares shall have been paid in full the amounts, if any, to which they respectively shall be entitled or provision for such payment shall have been made, the remaining net assets of the corporation shall be distributed pro rata to the holders of the common shares.

      e. So long as any preferred shares of any series are outstanding,

            (1) Whenever dividends payable on the preferred shares of any series shall be in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive) on such series, the holders of the outstanding preferred shares of all series shall have the special right, voting separately as a single class, to elect two directors of the corporation, at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided), and, subject to the terms of any outstanding series of preferred shares, the holders of the common shares and the hold-
               ers of one or more series of preferred shares then entitled to vote shall have the right, voting as a single class, to elect the remaining authorized number of directors.

           At each meeting of shareholders at which the holders of the preferred shares of all series shall have the special right, voting separately as a single class, to elect directors as provided in this paragraph e, the presence in person or by proxy of the holders of record of one-third of the total number of the preferred shares of all series then issued and outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders.

           Each director elected by the holders of the preferred shares of all series shall hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified or until his death, resignation or removal in the manner provided in the by-laws of the corporation; provided, however, that notwithstanding any provision in the by-laws, a director elected by the holders of the preferred shares of all series may be removed only by such holders if such removal is without cause.

           In case any vacancy shall occur among the directors elected by the holders of the preferred shares of all series such vacancy may be filled for the unexpired portion of the term by vote of the single remaining director theretofore elected by such shareholders, or his successor in office, or, if such vacancy shall occur more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, by the vote of such shareholders given at a special meeting of such shareholders called for the purpose.

           Whenever all arrears of dividends on the preferred shares of all series shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and provided for, the right of the holders of the preferred shares of all series to elect two directors as provided in this paragraph e shall terminate at the next succeeding annual meeting of shareholders, but subject always to the same provisions for the vesting of such special right, voting separately as a single class, to elect two directors in the case of any future arrearages of the kind and amount described in this paragraph e.

            (2) The  consent  of  the  holders  of at  least  two-thirds  of the outstanding preferred shares, given in person or by proxy, at a special or annual meeting of shareholders called for the purpose, at which the holders of the preferred shares of all series shall vote separately as a single class, shall be necessary for effecting the authorization of any class of shares ranking prior to the preferred shares as to dividends or upon liquidation, dissolution or winding up, or an increase in the authorized amount of any class of shares so ranking prior to the preferred shares, or the authorization of any amendment of the certificate of incorporation or the by-laws of the corporation so as to affect adversely the relative rights, preferences or limitations of the preferred shares; provided, however, that, if any such amendment shall affect adversely the relative rights, preferences or limi-tations of one or more, but not all, of the series of preferred shares then outstanding, the consent of the holders of at least two-thirds of the outstanding preferred shares of the several series so affected shall be required in lieu of the consent of the holders of at least two-thirds of the outstanding preferred shares of all series.

            (3) In any case in which the holders of the  preferred  shares shall be entitled to vote separately as a single class pursuant to the provisions hereof or pursuant to law, each holder of preferred shares of any series shall be entitled to one vote for each such share held.

SECTION 5. AGENT FOR PROCESS

      The secretary of state is designated as agent of the corporation upon whom process against it may be served, and the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him is, American Express Company, 200 Vesey Street, New York, New York 10285.

SECTION 6. SHAREHOLDER VOTE

      Every holder of common shares of record shall be entitled at every meeting of shareholders to one vote for each common share standing in his name on the record of shareholders. Holders of each series of preferred shares shall be entitled to vote in accordance with the provisions of this certificate relating to such series.

SECTION 7. AMENDMENTS

      The corporation reserves the right to amend, alter, change or repeal any provision herein contained in the manner now or hereafter prescribed by applicable law, and all rights conferred hereunder upon shareholders of the corporation are granted subject to this reservation.

SECTION 8. LIABILITY OF DIRECTORS

      No director shall be personally liable to the corporation or any shareholder for damages for any breach of duty as a director, except for (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the New York Business Corporation Law, or (b) the liability of any director for any act or omission prior to the adoption of this Section 8. Any repeal or modification of this
Section 8 by the shareholders of the corporation shall not, unless otherwise required by law, adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the New York Business Corporation Law is amended after approval by the shareholders of this Section 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law, as amended from time to time.

                 DIRECTIONS TO THE 1997 AMERICAN EXPRESS COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

      American Express Company's world headquarters, site of the Company's 1997 Annual Meeting of Shareholders, are located at 200 Vesey Street on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a 10-acre development of office buildings, residences and parks located on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

      Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) via one of the two pedestrian overpasses. The American Express building is on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

      Proceed southerly on the Westside Highway in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of the American Express building, located at the corner of Vesey Street and the Westside Highway.

                            AMERICAN EXPRESS COMPANY
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR ANNUAL MEETING ON APRIL 28, 1997

The undersigned hereby appoints Richard K. Goeltz,  Louise M. Parent and Stephen
P. Norman, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285, on April 28, 1997 at 10:00 A.M., local time, and at any adjournment thereof, as directed below with respect to the proposals set forth in the Proxy Statement and in their discretion upon any matter that may properly come before the meeting or any adjournment thereof.

                                                       (COMMENTS/ADDRESS CHANGE)

                                                          ----------------------
                                                          ----------------------
                                                          ----------------------
                                                          ----------------------

Election of Directors. Nominees:


D.F. Akerson, A.L. Armstrong, E.L. Artzt,
W.G. Bowen, K.I. Chenault, C.W. Duncan, Jr.,
H. Golub, B. Sills Greenough, F.R. Johnson,
V.E. Jordan, Jr., J. Leschly, D. Lewis, A. Papone,
F.P. Popoff.




                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN THIS CARD. THE SIGNER HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE SIGNER TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.


                            (CONTINUED AND TO BE DATED AND SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE.




NOTICE TO EMPLOYEES  PARTICIPATING  IN THE AMERICAN  EXPRESS  INCENTIVE  SAVINGS
PLAN:


This proxy card indicates the number of whole shares credited to your account in the American Express Incentive Savings Plan (ISP) as of February 21, 1997. The shares credited to your account in ISP will be voted according to your voting instructions indicated on this card if American Express Trust Company, the Trustee of the ISP, receives such instructions in a timely manner.

To be received in a timely manner, ChaseMellon Shareholder Services, L.L.C., which is acting on behalf of and at the direction of the Trustee, must receive your proxy card for tabulation by April 11, 1997.

If the Trustee does not receive your voting instructions in a timely manner, your shares held in the ISP will be voted by the Trustee, in the same proportion as the Trustee has received timely voting instructions on other shares held in ISP.

         This proxy, when properly executed, will be voted in the manner directed hereon by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4, 5, 6 and 7.

                                          Please mark your votes as indicated in
                                                               this example. /x/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1 - Election of Directors.
                           / /FOR ALL NOMINEES    / /WITHHOLD FROM ALL NOMINEES

FOR the slate, except vote WITHHELD from the following nominee(s):

Item 2 - Selection of Ernst & Young LLP as Independent Auditors.
                                  / /FOR     / /AGAINST     / /ABSTAIN

Item 3 - Amendment and Restatement of the Company's Certificate of
         Incorporation.
                                 / /FOR     / /AGAINST     / /ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4, 5, 6 AND 7.

Item 4 - Shareholder proposal #1 relating to cumulative voting.
                                / /FOR     / /AGAINST     / /ABSTAIN

Item 5 - Shareholder proposal #2 relating to executive compensation
                                / /FOR     / /AGAINST     / /ABSTAIN

Item 6 - Shareholder proposal #3 relating to CERES principles.
                                / /FOR     / /AGAINST     / /ABSTAIN

Item 7 - Shareholder proposal #4 relating to charitable contributions.
                               / /FOR     / /AGAINST     / /ABSTAIN

I plan to attend meeting. / /

COMMENTS/ADDRESS CHANGE
(Please mark this box if you have written comments/address change on the reverse side.) / /

SIGNATURE(S)                                           DATE
            ----------------------------------------       ------

NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

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                              FOLD AND DETACH HERE.